EXHIBIT 99.1
FOR IMMEDIATE RELEASE
26220 Enterprise Court
Lake Forest, California 92630
Tel 949.639.2000
Fax 949.587.1850
APRIA HEALTHCARE ANNOUNCES
2007 THIRD QUARTER FINANCIAL RESULTS
     LAKE FOREST, CA...October 30, 2007... Apria Healthcare Group Inc. (NYSE:AHG), one of the nation’s leading home healthcare companies, today announced its financial results for the quarter ended September 30, 2007.
     Revenues were $396.1 million, which represents a 3.6% increase compared to revenues of $382.2 million in the third quarter of 2006. For the nine months ended September 30, 2007, revenue growth over the prior year was 4.7% to $1,179.5 million from $1,126.3 million in the nine months ended September 30, 2006, with solid revenue increases of 5.3% respiratory therapy and 5.7% for infusion therapy. Third quarter 2007 net income was $21.3 million, an increase of 10.2% from $19.3 million in the third quarter of 2006. For the nine months ended September 30, 2007, net income was $61.2 million, an increase of 13.7% from $53.9 million in the nine months ended September 30, 2007.
     Current quarter net income per share on a diluted basis was $0.48, compared to $0.45 in the comparable prior year period. Third quarter 2007 net income per share on a diluted basis included a one-time positive impact of $0.02 resulting from the resolution of some 2004 and prior tax items, and a negative $0.01 related to one-time employee costs. For the nine months ended September 30, 2007, net income per share on a diluted basis was $1.39, compared with $1.26 in the nine months ended September 30, 2006.
     Gross margins were 66.2% in the third quarter of 2007, compared to 65.7% reported in the third quarter of last year. Gross margins were 65.8% in the nine months ended September 30, 2007, compared to 65.6% in the nine months ended September 30, 2006.
     Days sales outstanding (DSO) were 47 days at September 30, 2007, down from 52 days at September 30, 2006. This improvement is a direct result of initiatives to optimize the billing processes and to increase the collection of patient co-payments. The provision for doubtful accounts as a percentage of revenues was 3.2%, compared to 2.4% in the corresponding period last year. For the nine months ended September 30, 2007, the provision for doubtful accounts was 2.8%, which is in line with expectations.
     Selling, distribution and administrative expenses were 53.3% of revenues, which is up slightly from the second quarter of 2007 and 0.3% higher compared to 53.0% in the third quarter of last year. For both the nine months ended September 30, 2007 and the nine months ended September 30, 2006, selling, distribution and administrative expenses were 53.2% of revenue.
     “We are encouraged with the ongoing operating performance in our core businesses of home respiratory and infusion services,” said Lawrence M. Higby, Chief Executive officer. “The operational disciplines we have implemented have increased productivity and reduced days sales outstanding as well as delivery and other operating expenses. While we still have work to do with respect to overall sales growth, certain key products have shown improvements reflecting our sales initiatives outlined earlier in the year.”

     Earnings before interest, taxes, depreciation and amortization (EBITDA) was $71.0 million in the third quarter of 2007, representing a 2.0% decrease over EBITDA of $72.5 million in the third quarter of 2006. EBITDA was $213.6 million in the nine months ended September 30, 2007, compared to $212.6 million in the nine months ended September 30, 2006. The decrease in the quarter was due to Medicare cuts and the investments in the Company’s sales force. EBITDA is presented as a supplemental performance measure and is not intended as an alternative to net income or any other measure calculated in accordance with generally accepted accounting principles. Further, EBITDA may not be comparable to similarly titled measures used by other companies. A table reconciling EBITDA to net income is presented at the end of the condensed consolidated financial statements included in this release.
Liquidity and Capital
     Free cash flow was $40.1 million in the third quarter of 2007, compared to $36.6 million in the third quarter of 2006. Free cash flow was $115.9 million for the nine months ended September 30, 2007, compared to $99.2 million in the nine months ended September 30, 2006. In the third quarter of 2007, total capital expenditures returned to normal levels at 7.0% of revenues versus 6.4% in the third quarter of 2006. For the nine months ended September 30, 2007, total capital expenditures were 7.1% of revenues, compared to 8.1% of revenues in the nine months ended September 30, 2006.
     During the quarter, the Company reduced its $500 million revolving credit line balance by $50 million. As of September 30, 2007, the outstanding balance on the revolver was $105 million.
     Free cash flow is defined as net cash provided by operating activities minus capital expenditures and does not include acquisitions or financing activities. It is presented as a supplemental performance measure and is not intended as an alternative to any other cash flow measure calculated in accordance with generally accepted accounting principles. Further, free cash flow may not be comparable to similarly titled measures used by other companies. A table reconciling free cash flow to net cash provided by operating activities is presented at the end of the condensed consolidated financial statements included in this release.
2007 Guidance
     Management affirms its previous estimate of 2007 revenue growth in the 4% to 5% range. Based on results to date and expectations for the fourth quarter, the estimate of 2007 net income per share on a diluted basis is increased to a range of $1.86 to $1.90, exclusive of the impact of the previously announced acquisition of Coram, Inc. and any other one-time items. The Company’s 2007 free cash flow estimate is increased to a range of $150 million to $160 million.
* * *
     Apria provides home respiratory therapy, home infusion therapy and home medical equipment through approximately 500 locations serving patients in all 50 states. With over $1.5 billion in annual revenues, it is one of the nation’s leading home healthcare companies.
     This release may contain statements regarding anticipated future developments that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Results may differ materially as a result of the risk factors included in the Company’s filings with the Securities and Exchange Commission and other factors over which the Company has no control.
* * *
(Financial tables attached)

APRIA HEALTHCARE GROUP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30,	December 31,
(dollars in thousands)	2007	2006
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$19,606	$14,657
Accounts receivable, net of allowance for doubtful accounts	205,604	211,097
Inventories, net	38,535	40,681
Other current assets	85,152	78,502

TOTAL CURRENT ASSETS	348,897	344,937

PATIENT SERVICE EQUIPMENT, NET	193,831	212,068
PROPERTY, EQUIPMENT & IMPROVEMENTS, NET	68,965	52,975
OTHER ASSETS, NET	555,355	558,516

TOTAL ASSETS	$1,167,048	$1,168,496

LIABILITIES & STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$204,398	$201,378
Current portion of long-term debt	1,122	2,145

TOTAL CURRENT LIABILITIES	205,520	203,523

LONG-TERM DEBT, net of current portion	359,717	485,000
OTHER NON-CURRENT LIABILITIES	107,002	69,542

TOTAL LIABILITIES	672,239	758,065

STOCKHOLDERS’ EQUITY	494,809	410,431

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,167,048	$1,168,496

APRIA HEALTHCARE GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollars in thousands, except per share data)	2007	2006	2007	2006
Respiratory therapy	$270,231	$258,134	$807,942	$767,571
Infusion therapy	73,201	69,980	214,468	202,983
Home medical equipment/other	52,684	54,100	157,041	155,795

NET REVENUES	396,116	382,214	1,179,451	1,126,349
GROSS PROFIT	262,316	251,120	776,371	739,311
Provision for doubtful accounts	12,760	9,168	33,551	29,073
Selling, distribution and administrative expenses	210,985	202,661	626,971	598,706
Amortization of intangible assets	630	1,082	2,328	4,024

OPERATING INCOME	37,941	38,209	113,521	107,508
Interest expense, net	4,230	7,862	15,057	23,165

INCOME BEFORE TAXES	33,711	30,347	98,464	84,343
Income tax expense	12,442	11,041	37,221	30,456

NET INCOME	$21,269	$19,306	$61,243	$53,887

Income per common share — assuming dilution	$0.48	$0.45	$1.39	$1.26

Weighted average number of common shares outstanding	44,163	42,787	44,128	42,843

APRIA HEALTHCARE GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Nine Months Ended
	September 30,
(dollars in thousands)	2007	2006
OPERATING ACTIVITIES
Net income	$61,243	$53,887
Items included in net income not requiring cash:
Provision for doubtful accounts	33,551	29,073
Depreciation and amortization	100,113	105,077
Deferred income taxes, share-based compensation and other	9,039	27,277
Changes in operating assets and liabilities	(4,660)	(25,377)

NET CASH PROVIDED BY OPERATING ACTIVITIES	199,286	189,937

INVESTING ACTIVITIES

Purchases of patient service equipment and property, equipment and improvements	(83,432)	(90,717)
Proceeds from disposition of assets	76	722
Cash received (paid) for acquisitions, including payments of deferred consideration	220	(7,794)

NET CASH USED IN INVESTING ACTIVITIES	(83,136)	(97,789)

FINANCING ACTIVITIES

Net payment on debt	(132,145)	(100,228)
Issuances of common stock	16,892	3,213
Other	4,052	(4,380)

NET CASH USED IN FINANCING ACTIVITIES	(111,201)	(101,395)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	4,949	(9,247)
Cash and cash equivalents at beginning of period	14,657	23,304

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$19,606	$14,057

APRIA HEALTHCARE GROUP INC.
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
RECONCILIATIONS
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(dollars in thousands)	2007	2006	2007	2006
Reconciliation — EBITDA:
Reported net income	$21,269	$19,306	$61,243	$53,887
Add back: Interest expense, net	4,230	7,862	15,057	23,165
Add back: Income tax expense	12,442	11,041	37,221	30,456
Add back: Depreciation	32,433	33,163	97,785	101,053
Add back: Amortization of intangible assets	630	1,082	2,328	4,024

EBITDA	$71,004	$72,454	$213,634	$212,585

Reconciliation — Free Cash Flow:
Net cash provided by operating activities	$67,675	$61,038	$199,286	$189,937
Less: Purchases of patient service equipment and property, equipment and improvements	(27,621)	(24,453)	(83,432)	(90,717)

Free cash flow	$40,054	$36,585	$115,854	$99,220